UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2015

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

(d)  On May 8, 2015, the Board of Directors (the “Board”) of Spirit AeroSystems Holdings, Inc. (the “Company”) approved an increase in the size of the Board from 9 to 10 members, and elected Irene M. Esteves to fill the newly created vacancy.  Ms. Esteves will serve on the Board until the Company’s 2016 Annual Meeting of Stockholders, or until her successor has been duly elected and qualified, or until her earlier death, resignation or removal.  Ms. Esteves was also named to the Audit Committee and the Risk Committee of the Board.

Until June 30, 2015, Ms. Esteves will receive Board and committee retainer fees paid to non-management directors in accordance with the Company’s current policies, as described in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 19, 2015.  As part of her retainer fee, Ms. Esteves will receive a grant of shares of restricted Common stock or restricted stock units of the Company with a value equal to $90,000, which are subject to a one-year time-vesting requirement.

The Board has approved a revised compensation package for directors effective July 1, 2015.  Beginning on July 1, Ms. Esteves will receive an annual retainer fee of $195,000.  At least $100,000 of the annual board retainer fee will be paid at the time of the next annual equity grant to directors in either shares of restricted Common stock or restricted stock units of the Company, which are subject to a one-year time-vesting requirement. Ms. Esteves will have the option to receive the remainder of her retainer in cash, restricted stock or restricted stock units.  Beginning July 1, Ms. Esteves will no longer receive any additional annual retainer fees for serving on any committee, but she will receive a fee of $1,000 for each committee meeting that she attends.

A copy of the press release announcing the election of Ms. Esteves to the Board is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1                        Press Release of the Company issued May 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: May 13, 2015	/s/ Jon D. Lammers
Jon D. Lammers
Senior Vice President, General Counsel and Secretary